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                                                                   EXHIBIT (99)B

                             F & C BANCSHARES, INC.
                               1600 Tamiami Trail
                      Port Charlotte, Florida  33948-2031
                                 (813) 627-3322

                         ----------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 13, 1994

      Notice is hereby given that the Annual Meeting of Shareholders of F & C Bancshares, Inc. ("F&C") will be held on Thursday, October 13, 1994, at 4:00 p.m., Eastern Time, at the Murdock Office of First Federal Savings Bank of Charlotte County, located at 1600 Tamiami Trail, Port Charlotte, Florida, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

      1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of June 14, 1994, among First of America Bank Corporation ("First of America"), First of America Acquisition Company ("Acquisition Sub") and F&C (including exhibits, the "Merger Agreement"), pursuant to which (i) F&C will be merged with and into Acquisition Sub (the "Merger") and (ii) each share of common stock of F&C outstanding immediately prior to consummation of the Merger, other than shares held by shareholders who demand and receive payment of the fair value of his or her shares pursuant to the applicable provisions of the Florida Business Corporation Act, will be converted into and represent the right to receive shares of First of America common stock, plus cash in lieu of any fractional share, as described in the accompanying Prospectus/Proxy Statement and the Merger Agreement which is attached as Exhibit A thereto;

      2. To elect two directors for a term of three years and until their successors have been elected and qualified;

      3. To ratify the appointment of KPMG Peat Marwick by the Board of Directors as F&C's independent public accountants for fiscal 1995; and

      4. To transact such other business as may properly come before the meeting. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

      Shareholders of record of F&C at the close of business on August 18, 1994 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                              By Order of the Board of Directors


                              Linda A. Labor
                              Secretary
Port Charlotte, Florida
September __, 1994



YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.